Exhibit 4.3

FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT

This First Amendment to Stockholders Agreement (the “Amendment”) is effective as of December 21, 2004.

WHEREAS, STB Beauty, Inc., a Delaware corporation (the “Company”), and the undersigned stockholders of the Company are parties to a Stockholders Agreement dated as of June 10, 2004 (the “Agreement”) between the Company and the stockholders party thereto (the “Stockholders”);

WHEREAS, the parties hereto wish to amend the provisions of the Agreement regarding the size and composition of the Board of Directors of the Company; and

WHEREAS, Section 4.4 of the Agreement provides that, except in specified situations, it may be amended by written consent of the Company and by a majority in interest of each of the Berkshire Stockholders (as defined) and the JH Stockholders (as defined).

NOW, THEREFORE, the parties hereto agree as follows:

1.             Section 2.5(a) of the Agreement shall be amended and restated as follows:

“(a)         Subject to Section 2.5(b), at each annual meeting of the Stockholders and at each special meeting of the Stockholders called for the purpose of electing directors of the Company, and at any time at which Stockholders of the Company shall have the right to, or shall, vote for directors of the Company, then, and in each event, the Stockholders hereby agree to attend each meeting in person or by proxy and hereby agree to vote all Shares of the Company now owned or hereafter acquired by him, her or it (whether at a meeting or by written consent in lieu thereof) (i) to fix the number of members of the Board at up to nine (9), and (ii) to elect and thereafter to continue in office as a director of the Company the following: (a) two (2) directors nominated by the Berkshire Stockholders (who shall initially be Brad Bloom and Ross Jones) (collectively the “Berkshire Representatives”); (b) two (2) directors nominated by the JH Stockholders (who shall initially be John Hansen and Peter Crowley) (collectively, the “JH Representatives”), (c) one (1) director who is nominated by the Management Stockholders (who shall be Leslie Blodgett for as long as she serves as the Chief Executive Officer of the Company) (the “Management Representative”) and (d) four individuals nominated by the other five nominees (the “Outside Representatives”) (the first of whom shall initially be Lea Anne S. Ottinger; the second of whom shall be initially by Glen Senk; the third of whom shall initially be Thomas E. Whiddon; and the fourth of whom shall be nominated at a later date).  As to the directors elected to the Board pursuant to this Section 2.5(a), the following provisions shall apply:  (i) no Berkshire Representative may be removed without the consent of a majority in interest of the Berkshire

Stockholders and (ii) no JH Representative may be removed without the consent of a majority in interest of the JH Stockholders.  Any vacancy on the Board shall be filled by the designee of the Stockholders who would be entitled to designate such director pursuant to this Section 2.5(a), and if there shall be no such designation right, by a unanimous vote of the Berkshire Representatives, the JH Representatives and the Management Representative.  Each Stockholder shall, upon receipt of notice identifying such designee, take all action as may be necessary or appropriate, including without limitation, the voting of all Shares owned by such Stockholder, to elect the director so designated.  The Berkshire Stockholders shall have the right to designate one of the directors (who may or may not be a Berkshire Representative) to serve as the Chairman of the Board.  The initial Chairman shall be Ross Jones.”

2.             This Amendment may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, including counterparts transmitted by facsimile, but all of which taken together shall constitute one and the same agreement.

3.             On and after the date hereof, each reference in the Agreement to the “Agreement” shall mean the Agreement as amended hereby.  Except as specifically amended above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto, nor constitute a waiver of any provision of the Agreement.

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                IN WITNESS HEREOF, the parties hereto hereby acknowledge and consent to the Amendment as of the date first written above.

THE COMPANY:	STB BEAUTY, INC.

	By:	/s/ Leslie A. Blodgett
Name: Leslie A. Blodgett
Title: CEO

THE JH STOCKHOLDERS:	JH MDB INVESTORS, L.P.
By: JHMD Beauty GP, LLC
Its: General Partner

	By:	/s/ John Hansen
Name: John Hansen
Title: Manager

THE BERKSHIRE
STOCKHOLDERS:	BERKSHIRE FUND VI
INVESTMENT CORP.

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Vice President

BERKSHIRE FUND V,
LIMITED PARTNERSHIP
By: Fifth Berkshire Associates LLC,
its General Partner

	By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Managing Director

BERKSHIRE FUND VI,
LIMITED PARTNERSHIP
By: Sixth Berkshire Associates LLC,
its General Partner

By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Managing Director

BERKSHIRE INVESTORS LLC

By:	/s/ Ross M. Jones
Name: Ross M. Jones
Title: Managing Director